Filed Pursuant to Rule 433
Under the Securities Act of 1933
Registration Statement No. 333-149232
RPM INTERNATIONAL INC.
Final Term Sheet
February 14, 2008

Issuer:	RPM International Inc.

Security Type:	Senior Unsecured Notes

Ratings:	Baa3 (Stable) / BBB- (Positive) / BBB- (Stable)

Size:	$250,000,000.00

Trade Date:	February 14, 2008

Settlement Date:	February 20, 2008

Maturity:	February 15, 2018

Coupon (Interest Rate):	6.500%

Interest Payment Dates:	February 15 and August 15 of each year, beginning on August 15, 2008

Price to Public:	98.526%

Yield to Maturity:	6.705%

Benchmark Treasury:	UST 3.500% 02/15/2018

Spread to Benchmark Treasury:	T + 285 bps

Benchmark Treasury Yield:	3.855%

Make Whole Call:	T + 45 bps

Joint Book-Running Managers:	Banc of America Securities LLC Wachovia Capital Markets, LLC Goldman, Sachs & Co.
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling or e-mailing Banc of America Securities LLC at 1-800-294-1322 or dg.prospectus_distribution@bofasecurities.com, Wachovia Capital Markets, LLC at 1-800-326-5897 or Goldman, Sachs & Co. at
1-212-902-9316 or prospectus-ny@ny.email.gs.com.